Exhibit 3.2

ST-8762 Certificate of Registration I, AVRIL MYERS Assistant Registrar of Limited Liability Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Limited Liability Companies Act, that all the requirements of the said Act in respect of registration were complied with by Cryptex Digital Market Cap ETF a Limited Liability Company registered in the Cayman Islands with effect from 23rd day of March Two Thousand Twenty-Six Given under my hand and Seal at George Town in the Island of Grand Cayman this 23rd day of March Two Thousand Twenty-Six Assistant Registrar of Limited Liability Companies, Cayman Islands Authorisation Code : 678623300939 www.verify.gov.ky 24 March 2026